As filed with the Securities and Exchange Commission on August 28, 2020.        Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERFACE INC
(Exact Name of Registrant as Specified in its Charter)

Georgia (State or Other Jurisdiction of Incorporation or Organization)	58-1451243 (I.R.S. Employer Identification Number)
1280 West Peachtree Street NW Atlanta, Georgia (Address of Principal Executive Offices)	30309 (Zip Code)

INTERFACE, INC. 2020 OMNIBUS STOCK INCENTIVE PLAN
(Full Title of the Plan)

David B. Foshee, Esquire
Vice President, General Counsel and Secretary
INTERFACE, INC.
1280 West Peachtree Street NW
Atlanta, Georgia 30309
(770) 437-6800
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.10 per share	3,700,000	$7.40	$27,380,000.00	$3,553.92

(1) Represents 3,700,000 shares of Common Stock, par value $.10 per share (“Common Stock”), that may be offered and sold pursuant to the Interface, Inc. 2020 Omnibus Stock Incentive Plan (the “Stock Incentive Plan”).  Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall be deemed to cover additional shares of Common Stock resulting from the split of, or a stock dividend on, the registered shares.
(2) Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee with respect to the Stock Incentive Plan. The maximum price per share of Common Stock and the maximum aggregate offering prices are based on the average of the high and low sales prices of the Common Stock reported on the Nasdaq Stock Market on August 21, 2020, which date is within five business days prior to the filing of this Registration Statement.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I has been omitted from this Registration Statement.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Interface, Inc. (the “Registrant”) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents:

(1)The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 29, 2019, filed on February 26, 2020.
(2)The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended April 5, 2020 and July 5, 2020.
(3)The Registrant’s Current Reports on Form 8-K and Form 8-K/A filed with the Commission on January 21, 2020, February 10, 2020, February 26, 2020, February 27, 2020, March 2, 2020, March 16, 2020, March 31, 2020, May 8, 2020, May 22, 2020, May 28, 2020, June 8, 2020, July 16, 2020, and August 7, 2020 (except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(4)    All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K for its fiscal year ended December 29, 2019.

(5)    The description of the Common Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for its fiscal year ended December 29, 2019, filed on February 26, 2020, including all amendments or reports filed for the purpose of updating such description.
All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES
Not applicable
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

David B. Foshee, who is providing the legal opinion attached as Exhibit 5.1 hereto, is Vice President, General Counsel and Secretary of the Registrant, owns shares of the Registrant’s Common Stock, has received past awards under the Registrant's prior stock incentive plan, and is eligible to participate in the Stock Incentive Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As provided under Georgia law, the Registrant’s Articles of Incorporation, as amended, provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Registrant as a director, except that such provision shall not eliminate or limit the liability of a director (1) for any appropriation, in violation of his or her duties, of any business opportunity of the Registrant, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions, or (4) for any transaction from which the director received an improper benefit.

Under Article VII of the Registrant’s Bylaws, as amended, the Registrant is authorized to indemnify its officers and directors for any liability and expense incurred by them in connection with or resulting from any threatened, pending or completed legal action or other proceeding or investigation by reason of his or her being or having been an officer or director. An officer or director may only be indemnified if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to a criminal matter, he or she did not have reasonable cause to believe that his or her conduct was unlawful. No officer or director who has been adjudged liable for the improper receipt of a personal benefit is entitled to indemnification.

Any officer or director who has been wholly successful on the merits or otherwise in an action or proceeding in his or her official capacity is entitled to indemnification as to expenses by the Registrant. All other determinations in respect of indemnification shall be made by either: (1) a majority vote of a quorum of disinterested directors; (2) independent legal counsel selected in accordance with the Bylaws and at the request of the Board; or (3) the holders of a majority of the Registrant’s stock who at such time are entitled to vote for the election of directors.

The provisions of the Registrant’s Bylaws on indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.

Subject to the foregoing, the Registrant has entered into indemnification agreements with each of its executive officers and directors providing such officers and directors indemnification and expense advancement to the fullest extent permitted by applicable law and the Registrant’s Articles of Incorporation and Bylaws, subject to certain limitations and procedural requirements. The Registrant’s directors and officers are also insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number            Description

4.1        Restated Articles of Incorporation and accompanying Clarification Certificate (included as Exhibit 3.1 to the Registrant’s quarterly report on Form 10-Q filed on May 10, 2012, previously filed with the Commission and incorporated herein by reference (File No. 001-33994)).
4.2        Bylaws, as amended and restated February 22, 2017 (included as Exhibit 3.1 to the Registrant’s current report on Form 8-K filed on February 27, 2017, filed with the Commission and incorporated herein by reference (File No. 001-33994)).
4.4        Interface, Inc. 2020 Omnibus Stock Incentive Plan (included as Exhibit 99.1 to the Registrant’s current report on Form 8-K filed on May 28, 2020, previously filed with the Commission and incorporated herein by reference (File No. 001-33994)).

5.1*    Opinion of David B. Foshee, Vice President, General Counsel and Secretary of the Registrant.

23.1 *    Consent of BDO USA, LLP.

23.2*    Consent of David B. Foshee, Vice President, General Counsel and Secretary of the Registrant (included in Exhibit 5.1).

24.1*    Power of Attorney (included on Signature Page of this Registration Statement).

*Filed herewith.

ITEM 9. UNDERTAKINGS

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Articles of Incorporation or Bylaws or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 28, 2020.

INTERFACE, INC.

By: /s/ Daniel T. Hendrix
Daniel T. Hendrix
President and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Daniel T. Hendrix and Joseph Keough, and either of them, his/her true and lawful attorneys-in-fact with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing whatsoever requisite and desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on August 28, 2020.

Signature	Title
/s/ Daniel T. Hendrix Daniel T. Hendrix	President, Chief Executive Officer and Chairman of the Board and Director (Principal Executive Officer)
/s/ Bruce A. Hausmann Bruce A. Hausmann	Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Robert Pridgen Robert Pridgen	Vice President and Chief Accounting Officer (Principal Accounting Officer)
/s/ John P. Burke John P. Burke	Director
/s/ Dwight Gibson Dwight Gibson	Director
`

Signature	Title
/s/ Joseph Keough Joseph Keough	Director
/s/ Christopher G. Kennedy Christopher G. Kennedy	Director
/s/ K. David Kohler K. David Kohler	Director
/s/ Catherine M. Kilbane Catherine M. Kilbane	Director
/s/ Sheryl D. Palmer Sheryl D. Palmer	Director